Exhibit 99.2

Vilazodone:

Questions and Answers

Q.	Why did you select vilazodone for in-licensing, and what advantages does it provide to Genaissance?

A.

Vilazodone has extensive preclinical and clinical testing data associated with it (including signals of efficacy and no major side effects in over 1,000 patients), permitting Genaissance to proceed directly into more advanced clinical development.  These data also provide a starting point for the identification of genetic markers in individuals who respond to vilazodone.

Also, depression is particularly well suited to pharmacogenomic drug development because:

• There is a large body of evidence pointing to a significant genetic component to depression and treatment response

•      Since about 50% of patients do not achieve satisfactory results with current first-line treatment options and discontinuation rates are very high there is a large unmet need for drugs that can clearly demonstrate efficacy

• The U.S. depression market was $13.2 billion in 2003, so that a drug that is effective, even for a portion of this market, would provide substantial returns

Q.	What is the history of vilazodone?

A.

Vilazodone was discovered by Merck KGaA (a €7.2B global pharmaceutical and chemical company) as a candidate for the treatment of depression.  It was found to have a dual mechanism of action, with potent selective serotonin-reuptake inhibition (SSRI) and as a 5-HT1A partial agonist, suggesting it may be more effective than currently available SSRIs.

The compound was transferred into early clinical development by Merck KGaA and subsequently licensed to GlaxoSmithKline (GSK) for further development.  The results of Phase II clinical trials, however, did not support progression to Phase III and GSK returned all rights to vilazodone to Merck KGaA.

Q:	How will Genaissance develop vilazodone?

A:

Genaissance will apply its expertise in discovering genetic markers of response to seek to identify patients, who will demonstrate efficacy to vilazodone when compared to treatment with placebo.  We anticipate the development of a combination product that combines a genetic test with vilazodone to target the drug to patients who will benefit the most.  We anticipate beginning Phase II clinical studies in the first half of 2005.

Q.	What happened in the phase II clinical trials before vilazodone was returned to Merck KGaA?

A.	Between Merck KGaA and GSK, there have been five studies conducted on human subjects affected with depression.

Two of these studies compared vilazodone to placebo and in those studies vilazodone did not show statistical superiority to placebo for the primary endpoint.

The three other studies compared vilazodone to placebo and an active comparator – a marketed drug proven to be effective in the treatment of depression.  In these studies, neither vilazodone nor the active comparator demonstrated statistical superiority to placebo, which points to failed clinical studies.

It is well accepted that depression treatments must demonstrate efficacy over high placebo response rates in clinical trials, which causes great difficulty for many development programs.

Q.	How do you believe physicians will react to a genetically targeted antidepressant?

A.

Our recent market research indicates both Primary Care Physicians and Psychiatrists, who each prescribe about half of all SSRIs for the treatment of depression, are enthusiastic about the possibility of a depression treatment guided by genetic testing.

The opportunity to prescribe a product, with significantly higher overall efficacy in a target population based on genetics, is seen by physicians as a tremendous advance over the current process of selecting treatment options which today are commonly perceived as no better than the flip of a coin.

Q.	How do you foresee the market potential of a drug that only works in a sub-set of depression patients?

A.

In 2003, about 18.8 million American adults suffered from depressive illness and the US market for antidepressants was $13.2 billion.  We believe there will be a number of patients who will be identified as responders to vilazodone by a genetic marker.

We are focused on building a pipeline of products, like vilazodone, that, if successfully developed, will have a higher probability of success in a differentiated patient population, relying on the use of genetics to identify those with superior results.  In doing so, we will begin the process of creating a drug with built-in product differentiation.

Q.	Will this strategy of pharmacogenomic drug development increase your probability of success?

A.

We have brought together some of the best genetics, clinical development and marketing minds to conduct due diligence and create a development plan that we believe will work.  But drug development is an inherently high-risk business, so we cannot put a precise number on our probability of success.

Our risk-reduction strategy minimizes the upfront costs and investment dollars necessary to determine the viability of this genetics-based product.  In fact, we expect to reach a go / no-go decision on moving forward with late stage pivotal development in 2 years.  In addition, this compound has already gone through extensive pre-clinical and clinical testing, providing Genaissance with some confidence of the drug’s safety profile.

Q.	What results are you looking for when making the determination to proceed or not to proceed into Phase III trials?

A.

We are planning clinical studies that will evaluate the safety and efficacy of vilazodone in treating depression.  In these studies, we seek to determine the genetic markers of drug response.  The results of these studies will determine the value of the compound and how we will proceed.  We expect to have these results the second half of 2006.

Q.	When are you expecting the product to be on the market?

A.	Our current development plans envision that the product could be marketed by 2010.

Q.	Assuming vilazodone makes it to regulatory approval, how will it compete against other SSRIs and the large promotional budgets of those products?

A.

As one of the first compounds to enter into pharmacogenomic development for the treatment of depression, vilazodone, if successfully developed, will enter the market as a highly differentiated product offering, with unique characteristics and clinical benefits.  We recently conducted a survey among physicians in the United States and found a very favorable response to the concept of targeting more effective drugs to genetically identified patients suffering from depression.

We firmly believe this approach of patient and product differentiation through genetics is the future of pharmaceutical development and marketing.

Q.	Have you identified other compounds you plan to pursue similarly and are you in discussions with other companies at this time?

A.	This is not an isolated project; it is a new approach to drug development and a new business model for Genaissance. To that end, we are actively evaluating other options to populate our pipeline.

Q.	How does this announcement impact Genaissance’s business strategy going forward? If this compound fails, what are the implications for Genaissance’s business strategy, goals and growth prospects?

A.

This announcement represents an important milestone in Genaissance’s goal of becoming a pharmacogenomic-based drug development company.  We plan to leverage our pharmacogenomic expertise across a variety of therapeutic areas to identify the best compounds to in-license, in order to efficiently and cost-effectively build a late-stage, proprietary, drug pipeline.  Although every compound we decide to in-license may not successfully advance to the marketplace, we believe that the stage of development and the safety profiles of the compounds we are reviewing, when coupled with pharmacogenomics, support a sound and lower-risk strategy that will result in the commercialization of innovative products that meet the medical needs of patients and physicians.

Q.	What are the advantages of the dual mechanism of action?

A.

The advantages of the novel dual mechanism of action are not fully understood. However, our experts believe that we may see improved clinical benefits because of this.  We are optimistic that we will see an improved onset of action and an improved efficacy in our target population.  At a minimum, we expect the product will provide relief for a group of patients, who do not experience optimal response to traditional SSRIs and SNRIs and give physicians another option for treatment.

Q:	Is there a concern about suicide risk in teenagers treated with vilazodone?

A: Since vilazodone is an SSRI, suicidal ideation will need to be monitored carefully in studies in the adolescent population.  However, we will not be including this population in our upcoming studies.

Q.	How will your clinical plan integrate with the FDA’s pharmacogenomic guidance?

A.

Since our inception, we have worked very closely with the FDA on advancing the science of pharmacogenomics.  We believe our approach will provide a model for pharmacogenomic development.  We are in the process of requesting appropriate meetings with FDA officials to ensure that our development plans are in harmony with FDA’s developing policies in this field.

Q:	What is pharmacogenomics?

A:	Pharmacogenomics is the global science of using genetic information from an individual or population for the purpose of:

• Explaining inter-individual differences in pharmacokinetics and pharmacodynamics
• Identifying responders and non-responders to a drug
• Predicting the efficacy and/or toxicity of a drug
• Examining genetics related to disease

Q:	What is the FDA’s position on pharmacogenomics?

A:

On November 3, 2003, the FDA issued its draft guidance on pharmacogenomic data.  Multiple comments from the then FDA Commissioner, Dr. Mark McClellan, demonstrates the agency’s desire to institute rapidly pharmacogenomics in drug development.

In November 2003, Dr. McClellan said:

“We need to speed up the use of pharmacogenomics to help make our medicines safer and more effective, and to give people health benefits for the money they’re spending on health care.  We need to give product developers more return for their investments in R&D, a pathway that is too uncertain and too difficult today.”

Q:	Has the FDA provided guidance on developing companion DNA-based diagnostic products?

A:	The draft guidance states that the test would be developed in concert with the drug product and would require FDA approval.

GENAISSANCE
PHARMACEUTICALS

Genaissance Pharmaceuticals Licenses Vilazodone

- Summary Information

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

[LOGO]

Genaissance

Pharmaceuticals Licenses
Vilazodone

[GRAPHIC]

•                  Summary Information

Vilazodone

•                  Primary Indication:  Treatment of depression

•                  Profile:  New generation dual serotonergic antidepressant

•                  Mechanism of Action:  A unique molecule that is both an Selective Serotonin Reuptake Inhibitor (SSRI) and a 5HT1A partial agonist

•                  Development Stage:  Phase II

Vilazodone and Genaissance:

A Unique Development Opportunity

•                  There are signals of efficacy in a sufficient number of patients to justify commercial development

•                  Vilazodone has a favorable safety profile based on treatment of > 1,000 patients

•                  The unique mechanism of action suggests benefits in treatment of anxiety and other mood disorders

•                  Significant risk reduction for Genaissance achieved by direct entry into Phase II clinical trials

Product Development Goal:

New generation dual serotonergic antidepressant with efficacy demonstrated in a genetically targeted population

Vilazodone and Genaissance:

An Exciting Pharmacogenomics Opportunity

•                  About 50% of patients with depression do not achieve satisfactory results with current first-line treatment options

•                  Response to antidepressants, and to SSRIs in particular, is known to have a genetic component(1)

•                  Genaissance has repeatedly demonstrated its ability to find genetic markers of drug response

Vilazodone’s potential could be realized through pharmacogenomics

(1) Serretti et al., Psychopharmacology 2004

Genaissance and Pharmacogenomics:

A New Model for Drug Development

Products Stalled For Various Reasons

Genaissance’s Pharmacogenomic Expertise

Risk Reduced by Lower Entry Cost

Scientific Rationale Supported by Genetic Research

Opportunity for Genaissance to build a pipeline of highly differentiated products in a variety of therapeutic areas